UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/19/2009

MAP Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33719

Delaware	20-0507047
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA 94043
(Address of principal executive offices, including zip code)

650-386-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2009, MAP Pharmaceuticals, Inc. (the "Company") entered into an agreement (the "Agreement") with Timothy S. Nelson, the Company's President and Chief Executive Officer, which sets forth the severance benefits which Mr. Nelson shall be entitled to receive in the event of a termination of his employment with the Company under certain circumstances. The following is a summary description of the material terms of the Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2009.

The Agreement provides that in the event Mr. Nelson is terminated by us without cause (as defined in the Agreement), or he resigns under certain specified conditions, each as described in the Agreement, the Company is required to pay Mr. Nelson an amount equal to twelve months of his base salary as in effect at the time of termination plus an amount equal to the target annual performance-based cash bonus otherwise payable pursuant to the Company's cash incentive bonus plan for the year in which the termination occurs, and to provide twelve months accelerated vesting of any unvested stock awards held by Mr. Nelson. The Company would also be required to pay Mr. Nelson's monthly COBRA premiums for continued health coverage for himself and his eligible dependents for a period of twelve months following his termination. The Agreement does not include benefits payable to Mr. Nelson in the event of a termination of employment following a change in control of the Company, as these benefits are set forth in an already existing agreement between Mr. Nelson and the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAP Pharmaceuticals, Inc.

Date: March 20, 2009	By:	/s/ Charlene A. Friedman
Charlene A. Friedman
Vice President, General Counsel and Secretary